EXHIBIT 2.1


                           ASSET PURCHASE AGREEMENT

                           Dated December 11, 2002


                                    Among

                        Carrington Laboratories, Inc.

                                     and

                      Creative Beauty Innovations, Inc.

                                     and

                       Kenneth Laye and A. Lee Finley,
                 solely for the purposes of Article VI hereof

                              TABLE OF CONTENTS

                                                                         Page

 ARTICLE I PURCHASE AND SALE OF ASSETS...............................      1

      1.1. Purchase and Sale of Assets and Assumption of Liabilities.      1
      1.2. Consideration for Purchased Assets........................      5
      1.3. Closing...................................................      6

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER.................      9

      2.1. Corporate Organization....................................      9
      2.2. Authorization.............................................      9
      2.3. Non-Contravention.........................................      9
      2.4. Consents and Approvals....................................     10
      2.5. Financial Information.....................................     10
      2.6. Assets....................................................     11
      2.7. Inventories...............................................     11
      2.8. Intellectual Property.....................................     11
      2.9. Litigation................................................     11
      2.10. Contracts. ..............................................     12
      2.11. Orders, Commitments and Returns. ........................     13
      2.12. Labor Matters. ..........................................     13
      2.13. Permits and Other Operating Rights. .....................     14
      2.14. Compliance with Law. ....................................     14
      2.15. Environmental Matters. ..................................     14
      2.16. Brokers.. ...............................................     14
      2.17. No Adverse Change.. .....................................     15
      2.18. Absence of Certain Changes. .............................     15
      2.19. Taxes. ..................................................     15
      2.20. Undisclosed Liabilities.. ...............................     17
      2.21. Employees. ..............................................     17
      2.22. Insurance Policies and Reserves. ........................     19
      2.23. Relationship with Customers and Suppliers ...............     19
      2.24. Disclosure.. ............................................     19

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER.............     19

      3.1. Corporate Organization....................................     20
      3.2. Authorization.............................................     20
      3.3. Non-Contravention.........................................     20
      3.4. Consents and Approvals....................................     20
      3.5. Brokers...................................................     21
      3.6. Actions and Proceedings...................................     21
      3.7. Disclosure.  .............................................     21

 ARTICLE IV COVENANTS................................................     21

      4.1. Public Announcement.......................................     21
      4.2. Employee Matters..........................................     21
      4.3. Tax Matters...............................................     23
      4.4. Records Retention.........................................     24
      4.5. Further Assurances........................................     24
      4.6. Conduct of Business.:.....................................     25
      4.7. Notifications.:...........................................     27
      4.8. Intellectual Property.....................................     27
      4.9. Full Access...............................................     27
      4.10. Risk of Loss.. ..........................................     28
      4.11. Liability for Defective Products.. ......................     28
      4.12. Cooperation in Litigation. ..............................     28
      4.13. Insurance.. .............................................     29
      4.14. Best Efforts. ...........................................     29

 ARTICLE V CONDITIONS TO CLOSING.....................................     29

      5.1. Conditions to the Obligations of Seller...................     29
      5.2. Conditions to the Obligations of Purchaser................     29

 ARTICLE VI NON-COMPETITION..........................................     30

      6.1. Terms.....................................................     30
      6.2. Remedies..................................................     30
      6.3. Reformation...............................................     31

 ARTICLE VII INDEMNIFICATION.........................................     31

      7.1. Survival of Representations, Warranties and Covenants.....     31
      7.2. Indemnification...........................................     31
      7.3. Claims for Indemnification................................     33

 ARTICLE VIII TERMINATION............................................     34

      8.1. Purchaser's Right.:.......................................     34
      8.2. Additional Rights.........................................     34
      8.3. Effect of Termination.....................................     34

 ARTICLE IX MISCELLANEOUS............................................     35

      9.1. Expenses..................................................     35
      9.2. Amendment and Modification................................     35
      9.3. Waiver of Compliance; Consents............................     35
      9.4. No Third-Party Beneficiaries..............................     35
      9.5. No Joint Venture, etc.....................................     35
      9.6. Notices.:.................................................     35
      9.7. Assignment................................................     36
      9.8. Governing Law.............................................     36
      9.9. Counterparts..............................................     36
      9.10. Headings.. ..............................................     37
      9.11. Entire Agreement.. ......................................     37
      9.12. Schedules; Certain References. ..........................     37
      9.13. Severability. ...........................................     37
      9.14. No Third Party Beneficiaries. ...........................     37
      9.15. Interpretation. .........................................     37
      9.16. Jurisdiction.. ..........................................     38

                        LIST OF SCHEDULES AND EXHIBITS
                        ------------------------------


 Title                                            Number
 -----                                            ------
 FDA and Other Approvals                          Schedule 1.1(a)(i)
 Manufacturing and Other Agreements               Schedule 1.1(a)(ii)
 Employment Agreements                            Schedule 1.1(a)(iv)
 Restrictions on Competition and
   Confidentiality Agreements                     Schedule 1.1(a)(v)
 Permits                                          Schedule 1.1(a)(vi)
 Selected Equipment                               Schedule 1.1(a)(viii)
 Additional Purchased Assets                      Schedule 1.1(a)(x)
 Additional Excluded Assets                       Schedule 1.1(b)(x)
 Custom Division Customers                        Schedule 1.2(a)(iv)(A)
 Fair Market Value of Selected Equipment          Schedule 1.2(b)
 Allocation of Purchase Price                     Schedule 1.2(d)
 Financial Information                            Schedule 2.5(a)
 Net Sales                                        Schedule 2.5(b)
 Litigation                                       Schedule 2.9
 Other Contracts                                  Schedule 2.10
 Warranty Claims and Pending Returns              Schedule 2.11
 Changes in Business                              Schedule 2.18
 Tax Actions and Disputes                         Schedule 2.19
 Employee Matters                                 Schedule 2.21
 Insurance                                        Schedule 2.22
 Relationships with Customers and Suppliers       Schedule 2.23

 Escrow Agreement                                 Exhibit A
 Bill of Sale                                     Exhibit B
 Assignment and Assumption Agreement              Exhibit C

                           ASSET PURCHASE AGREEMENT


      ASSET PURCHASE AGREEMENT, dated December 11, 2002 (the "Agreement"), by and among Creative Beauty Innovations, Inc., a Texas corporation ("Seller"), Carrington Laboratories, Inc., a Texas corporation ("Purchaser") and, solely for the purposes of Article VI hereof, Seller's principal shareholders, Kenneth Laye and A. Lee Finley (each, a "Seller's Shareholder," and collectively, "Seller's Shareholders").

                             W I T N E S S E T H:

      WHEREAS, Seller is engaged in the production of certain cosmetic products for various customers in the United States of America through one of its business divisions (the "Custom Division");

      WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, certain specified assets of the Custom Division relating to certain customers of the Custom Division and, in connection therewith, Purchaser will assume certain specified liabilities and obligations of Seller relating to the Custom Division, all as hereinafter set forth; and

      WHEREAS, Seller's Shareholders, as shareholders of Seller, benefit from any consideration received by Seller for the purchase and sale contemplated hereby;

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                                  ARTICLE I

                         PURCHASE AND SALE OF ASSETS

      1.1. Purchase and Sale of Assets and Assumption of Liabilities.

      (a) Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), on the Closing Date (as defined below), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any mortgage, lien, pledge, option, defense, security interest, claim, charge, financing statement, rights of others or other encumbrance or restriction of any kind whatsoever, whether or not of record ("Encumbrances"), all of (but only) the following rights, properties, assets, contracts, privileges and business directly related to Seller's Custom Division (other than the Excluded Assets (as defined below)) (the "Purchased Assets"):

           (i) FDA and Other Approvals. To the fullest extent transferable, all of Seller's right, title and interest in and to approvals granted by and validation protocols with (A) the United States Food and Drug Administration (the "FDA"), (B) the various states of the United States, and (C) in any relevant foreign country, other than those which relate solely to Seller's present manufacturing facility, all as listed on Schedule 1.1(a)(i) hereto, and all of the data supporting such approvals and validation protocols (the "FDA and Other Approvals");

           (ii) Manufacturing and Other Agreements. All of Seller's right, title, interest and benefits in, to and under the licensing, manufacturing, purchasing, supply and distribution agreements listed on Schedule 1.1(a)(ii) hereto, being all such licensing, manufacturing, purchasing, supply and distribution agreements to which Seller is a party and which relate directly to the Custom Division (the "Manufacturing Agreements") and any other contracts, sales orders, purchase orders and any other agreements, arrangements, understandings and commitments not otherwise included in this Section 1.1(a)(ii), whether written or oral, related directly to the Custom Division and directly related to the 30 Customers (as defined in Section 1.1(a)(v) below) (the "Contracts"); and;

           (iii) Intellectual Property. All of Seller's right, title and interest in and to any and all trade names, product names, discoveries, inventions, improvements, designs, processes, formulae, trade secrets, confidential business information, research and development, proprietary rights and data, ideas, concepts and know-how, whether or not patentable or registrable and all copies and tangible embodiments of any of the foregoing (in whatever form or medium) (collectively, the "Intellectual Property"), which constitute all the Intellectual Property owned, used or held by Seller for use in connection with the Custom Division, together with associated goodwill, to the extent applicable;

           (iv) Employment Agreements. All of Seller's right, title and interest in and to the employment agreements listed on Schedule 1.1(a)(iv) hereto (the "Employment Agreements"); but excluding, except as otherwise expressly provided in this Section 1.1(a)(iv), any and all other employment contracts, agreements or arrangements and any employee benefit plans, programs, policies, practices or arrangements pursuant to which Seller provides benefits or compensation to or with respect to any current or former employee or independent contractor with respect to Seller or the Custom Division (or any spouse, dependent or beneficiary thereof);

           (v) Restrictions on Competition and Confidentiality. All of Seller's right, title and interest in and to all restrictions on competition and obligations regarding confidentiality which relate directly to the customers of the Custom Division listed on Schedule 1.2(a)(iv)(A) (the "30 Customers") and are imposed on third parties and present and former employees of Seller listed on Schedule 1.1(a)(v) hereto (the "Confidentiality Agreements");

           (vi) Permits. All of Seller's right, title and interest in and to all licenses, permits, franchises, approvals, registrations, variances, certificates, qualifications and other authorizations used in connection with the Custom Division, other than those which relate solely to its present manufacturing facility, together with any renewals, extensions or modifications thereof or additions thereto as listed on Schedule 1.1(a)(vi) hereto (the "Permits");

           (vii) Information and Records. All of Seller's right, title and interest in and to all current and past business information and complete and correct copies, to be provided by Seller, of all related books and records used or held for use by Seller and related directly to the operation of the Custom Division, including, but not limited to, files, data, ledgers, invoices, credit and sales records, purchase orders, computer records, batch records, personnel records (subject to applicable law), customer lists (including customer contracts, commitments and other agreements), supplier lists (including supplier cost information), manuals, drawings, business plans and other plans and specifications, correspondence and other documents, accounting books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and manufacturing and quality control records and procedures, whether written or stored electronically or otherwise; provided, however, Seller shall retain rights to and copies of such information, books and records as Seller deems reasonably necessary in connection with tax filings, although Purchaser shall have access to, and may have copies of, any such retained information, books and records (collectively, "Information");

           (viii) Selected Equipment. All of Seller's right, title and interest in and to certain fixed assets and equipment, as selected by Purchaser (the "Selected Equipment"), used by Seller in the production of products for the customers of the Custom Division, as listed on
      Schedule 1.1(a)(viii) hereto;

           (ix) Inventory. All of Seller's right, title and interest in and to all raw materials and packaging materials or components (the "Inventory"), required to meet the needs and requirements of the 30 Customers; and

           (x) Miscellaneous. All other properties and assets of every kind and nature owned by Seller and related directly to and used primarily for the Custom Division as specifically set forth on Schedule 1.1(a)(x) hereto and exclusively limited thereto.

      (b) Excluded Assets. All other assets of Seller not expressly included in the provisions of Section 1.1(a) hereof are expressly excluded from the Purchased Assets, including the following assets (all of the assets so excluded from the Purchased Assets are collectively referred to as the "Excluded Assets"):

           (i) Cash. All cash on hand, cash equivalents, investments and bank accounts (including the consideration delivered to Seller at Closing pursuant to this Agreement for the Purchased Assets);

           (ii) Receivables.  All accounts, notes and other receivables;

           (iii) Contracts. All of Seller's rights and benefits under any contracts, sales orders, purchase orders and any other agreements, arrangements, understandings and commitments that are not being assumed by Purchaser pursuant to this Agreement, including, but not limited to, the Byron Donzis contract and all products produced under the Byron Donzis contract but not produced for any other customer of the Custom Division;

           (iv) Excluded Inventory. All of Seller's right, title and interest in and to any raw materials, finished goods, work in progress and packaging materials or components, other than the Inventory;

           (v) Fixed Assets. All of Seller's right, title and interest in and to all fixed assets, property, plant or equipment, other than the Selected Equipment;

           (vi) Assets Related to Other Businesses. All of Seller's assets primarily relating to any line of business of Seller other than the Custom Division;

           (vii) Minute Books and Other Information. All of Seller's minute books, corporate seals and stock records; and all other documents, books and records that are not related directly to the Custom Division;

           (viii) Tax Refunds. Federal, state or local tax refunds and tax refund claims relating to taxes paid by Seller for all periods;

           (ix) Prepaid Insurance. All prepaid premiums for insurance of Seller; and

           (x) Additional Excluded Assets. Those certain additional Excluded Assets set forth on Schedule 1.1(b)(x) hereto.

      (c) Liabilities. Purchaser will on the Closing Date, assume and agree to pay or otherwise discharge, in accordance with the stated written terms of the applicable obligations, only the following liabilities of Seller (the "Assumed Liabilities"):

           (i) Assumed Contracts. The obligations of Seller accruing or to be performed after the Closing Date under the contracts, purchase orders, licenses and permits included among the Purchased Assets, including the FDA and Other Approvals, the Manufacturing Agreements, the Employment Agreements, the Confidentiality Agreements, the Contracts and the Other Contracts (as defined in Section 2.10 below) (collectively, the "Assumed Contracts").

      Except for the Assumed Liabilities, Purchaser shall not assume or agree to pay, perform or discharge, and hereby expressly disclaims any assumption of, any other liabilities or obligations of any nature of Seller or Seller's Shareholders, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, accrued or unaccrued or otherwise (the "Excluded Liabilities").

      1.2. Consideration for Purchased Assets.

      (a) Purchase Price. In addition to assuming the Assumed Liabilities subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller contained herein, and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets, the purchase price (the "Purchase Price") for the Purchased Assets shall consist of:

           (i) Five Hundred Thousand Dollars ($500,000), plus the additional amounts payable to Seller, if any, pursuant to Section 1.2(b) (the "Initial Cash Amount"), payable on the Closing Date as provided in
      Section 1.3(c)(i) hereof;

           (ii) Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount"), to be deposited by Purchaser into escrow on the Closing Date and held in escrow until the earlier of (A) Purchaser certifying to the Escrow Agent (as defined in Section 1.2(e) below) in writing that Purchaser is now ready to manufacture all of the products necessary to meet the demands and requirements of the customers of the Custom Division, or (b) February 28, 2003, all pursuant to the terms of an Escrow Agreement, dated as of the Closing Date (the "Escrow Agreement"), substantially in the form of Exhibit A hereto;

           (iii) An amount not exceeding Seven Hundred Thousand Dollars ($700,000) (the "Inventory Amount") for the Inventory (such amount to be determined pursuant to Section 1.2(c)), payable six months from the Closing Date by check payable to the order of Seller; and

           (iv) For the five (5) year period commencing on the Closing Date and terminating on the fifth anniversary of the Closing Date, Purchaser shall pay Seller:

                (A) 9.0909% of the first $6,600,000 of the Net Sales (as defined below) recorded by Purchaser in each Contract Year (as defined below) to the 30 Customers (constituting the customers of the Custom Division listed on Schedule 1.2(a)(iv)(A) hereto). Such payments shall be made no later than thirty (30) days of the end of each quarter of the relevant Contract Year (a "Payment Date") by check payable to the order of Seller. If any such Payment Date shall not be a Business Day, payment may be made by Purchaser on the next succeeding Business Day with the same force and effect as if made on the applicable Payment Date.

                For purposes of this Agreement: (1) "Net Sales" shall mean the amount actually received by Purchaser for the sale of the products of the Custom Division to the 30 Customers, less to the extent paid, allowed or given (a) any sales or value added tax,
           (b) custom duties and fees, (c) freight allowed, (d) allowances for lost or damaged merchandise, and (e) returns and such discounts or rebates as may have been granted on account of quantity purchase (but not discounts granted for promptness of payment); provided, that on no account shall separately billed shipping and insurance costs be deemed included in the Net Sales of any product of the Custom Division; (2) "Contract Year" shall mean any of the twelve month periods, the first of which begins on the first day of the first complete calendar month after Closing and each subsequent one of which begins on an anniversary of such date; and (3) "Business Day" shall mean any day on which the commercial banks are generally open for business in the State of Texas; and

                (B) 8.5% of the Net Sales in excess of $6,600,000 recorded by Purchaser in each Contract Year to the 30 Customers. Such payments shall be made no later than sixty (60) days of the end of each Contract Year (a "Yearly Payment Date") by Purchaser by check payable to the order of Seller. If any such Yearly Payment Date shall not be a Business Day, payment may be made by Purchaser on the next succeeding Business Day with the same force and effect as if made on the applicable Yearly Payment Date.

      (b) Selected Equipment. The fair market value of each of the Selected Equipment as determined by Rosen Systems Inc., appraisers, is set forth on
 Schedule 1.2(b) hereto. If the Selected Equipment has a fair market value in excess of One Hundred Thousand Dollars ($100,000), Purchaser shall pay such excess amount to Seller on the Closing Date, payable in accordance with Section 1.3(c)(i) hereof. Purchaser shall pay any shipping and transportation expenses or costs incurred in the delivery of the Selected Equipment to Purchaser's facility.

      (c) Inventory. Purchaser shall purchase the Inventory at a price equal to the to Seller's actual documented cost which cost, in the aggregate, shall constitute the Inventory Amount payable in accordance with Section 1.2(a)(iii) hereof. The Inventory Amount shall be agreed upon immediately prior to the Closing. Purchaser shall pay for any shipping or transportation expenses or costs incurred in the delivery of the Inventory to Purchaser's facility.

      (d) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 1.2(d) hereto by each of the parties hereto for all Federal, state and local tax purposes. This allocation shall be binding upon the parties who shall file their tax returns in accordance with this allocation.

      (e) Escrow Agreement. As more fully set forth in the Escrow Agreement, the Escrow Amount shall be held by Patterson, Belknap, Webb & Tyler LLP (the "Escrow Agent") until the earlier of (i) Purchaser certifying to the Escrow Agent in writing that Purchaser is now ready to manufacture all of the products necessary to meet the demands and requirements of the customers of the Custom Division, or (ii) February 28, 2003.

      1.3. Closing.

      (a) The Closing. The Closing shall take place at the offices of Purchaser on December 16, 2002, commencing at 10:00 a.m. local time, or such other place, time or date as the parties may agree, and shall be deemed to be effective as of 11:59 p.m. on the Closing Date. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

      (b) Seller's Deliverables. At the Closing (or at such earlier time as may be specified in this Agreement), Seller will deliver to Purchaser the following (the "Seller's Deliverables"):

           (i) Possession and control of the Purchased Assets, together with a Bill of Sale substantially in the form of Exhibit B hereto, and such other deeds, assignments, endorsements and other instruments and documents of conveyance, transfer and assignment, dated as of the Closing Date, as counsel for Purchaser may require as necessary or desirable to transfer, assign and convey to and vest in Purchaser good, valid and marketable title to the Purchased Assets, free and clear of any and all Encumbrances;

           (ii) The Escrow Agreement;

           (iii) A long form Certificate of Good Standing of Seller, issued by the Secretary of State of the State of Texas, and a Franchise Tax Certification of Account Status, issued by the Texas Comptroller of Public Accounts, both dated within five (5) Business Days of Closing;

           (iv) A certificate from a duly authorized officer of Seller certifying that all representations and warranties made herein by Seller are true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of the Closing and that Seller has performed and complied with each covenant and condition required by this Agreement to be performed or complied with by it before or at the Closing;

           (v) A certificate of the Secretary of Seller attaching true, correct and complete copies of the Articles of Incorporation and Bylaws of Seller as in effect on the Closing Date, and certifying as to the incumbency and signatures of all officers of Seller who will execute this Agreement, any Ancillary Document (as defined in Section 2.2 below) or any other agreement or document prepared in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and all resolutions duly adopted by the Board of Directors and shareholders of Seller authorizing the execution and delivery of this Agreement, the Ancillary Documents and all other documents being entered into by Seller related to, or arising from, this Agreement or any Ancillary Document;

           (vi) All documentation constituting the FDA and Other Approvals, Permits and Information; and

           (vii) Such other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment as shall be reasonably necessary to vest in Purchaser good, valid and marketable title to the Purchased Assets.

      (c) Purchaser's Deliverables. At the Closing (or at such earlier time as may be specified in this Agreement), Purchaser will deliver to Seller the following (the "Purchaser's Deliverables"):

           (i) The Initial Cash Amount (together with any amount payable pursuant to Section 1.2(b)) in immediately available funds by wire transfer to an account or accounts as directed by Seller by notice to Purchaser not later than two (2) business days prior to the Closing Date;

           (ii) The Escrow Agreement, together with the Escrow Amount which shall be deposited into escrow with the Escrow Agent by Purchaser subject to the terms of the Escrow Agreement;

           (iii) A long form Certificate of Good Standing of Purchaser, issued by the Secretary of State of the State of Texas, and a Franchise Tax Certification of Account Status, issued by the Texas Comptroller of Public Accounts, both dated within five (5) Business Days of Closing;

           (iv) A certificate from a duly authorized officer of Purchaser certifying that all representations and warranties made herein by Purchaser are true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of the Closing and that Purchaser has performed and complied with each covenant and condition required by this Agreement to be performed or complied with by it before or at the Closing;

           (v) A certificate of the Secretary of Purchaser attaching true, correct and complete copies of the Articles of Incorporation and Bylaws of Purchaser as in effect on the Closing Date, and certifying as to the incumbency and signatures of all officers of Purchaser who will execute this Agreement, any Ancillary Document (as defined in Section 2.2 below) or any other agreement or document prepared in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and all resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement, the Ancillary Documents and all other documents being entered into by Purchaser related to, or arising from, this Agreement or any Ancillary Document;

           (vi) An instrument of assumption evidencing the assumption of the Assumed Liabilities substantially in the form of Exhibit C hereto

           (vii) Such other previously undelivered documents required to be delivered by Purchaser to Seller pursuant to this Agreement or the transactions contemplated hereby at or prior to the Closing, including the counterpart signature pages of the documents referenced in Section 1.3(b) hereof.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      In order to induce Purchaser to purchase the Purchased Assets, Seller represents and warrants to Purchaser as follows:

      2.1. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. There are no pending actions or proceedings to dissolve Seller. True and complete copies of the Articles of Incorporation and Bylaws of Seller, as amended to date, have been furnished by Seller to Purchaser. Each of such documents is in full force and effect in the form delivered to Purchaser.

      2.2. Authorization. Seller has full corporate power and authority to enter into this Agreement, the Escrow Agreement and all other agreements, certificates and documents delivered or to be delivered at or before the Closing in connection with the transactions contemplated hereby and thereby (such other agreements, certificates and documents, together with the Escrow Agreement, the "Ancillary Documents") to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which it is a party, the consummation by Seller of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder and thereunder have been, or will have been by the Closing Date, duly authorized by all necessary corporate and shareholder action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and is the valid and binding legal obligation of Seller enforceable against Seller in accordance with its terms. Upon the execution and delivery thereof by Seller, the Ancillary Documents to which it is a party will constitute valid and binding legal obligations of Seller enforceable against Seller in accordance with their respective terms.

      2.3. Non-Contravention. Neither the execution, delivery and performance of this Agreement or the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby nor the performance by Seller of its obligations hereunder or thereunder will: (a) violate or be in conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (b) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities"), or (c) be in conflict with, result in a breach of or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, deed of trust, license, obligation, contract, commitment, franchise, permit, authorization, instrument or other agreement or obligation to which Seller is a party or by which Seller or any of Seller's properties or assets is or may be bound or result in the creation or imposition of any Encumbrance upon any property or assets of Seller included in the Purchased Assets under any debt, note, bond, lease, mortgage, indenture, deed of trust, license, obligation, contract, commitment, franchise, permit, authorization, instrument or other agreement or obligation to which Seller is a party or by which Seller or any of Seller's assets or properties is or may be bound.

      2.4. Consents and Approvals. No consent, approval, order, waiver, exemption or authorization of or from, or registration, notification, declaration or filing (hereinafter sometimes collectively referred to as "Consents," and individually a "Consent") is required from, with or by any individual or entity, including any Authority, in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents by Seller, the consummation by Seller of the transactions contemplated hereby or thereby or the performance by Seller of its obligations hereunder and thereunder, other than any Consent that may be required solely by reason of Purchaser's participation in the transactions contemplated hereby or thereby.

      2.5. Financial Information.

      (a) Schedule 2.5(a) hereto contains an unaudited statement of the sales of Seller for the nine-month period ended September 30, 2002 to the 30 Customers, including information by product of the revenues, profits (defined as revenue less the costs of materials and labor to manufacture the products of the Custom Division for the 30 Customers and other manufacturing overhead costs, but before selling and administrative expenses, interest, depreciation, amortization, taxes and other indirect expenses) (the "Nine-Month Statement") prepared by Seller's management.

      (b) Schedule 2.5(b) hereto sets forth a list of the sales of the Custom Division to each of the 30 Customers for the calendar years ended December 31, 2000 and 2001 and the nine-month period ended September 30, 2002 (the "Summary Statement"; together with the Nine _Month Statement, the "Statements") prepared by Seller's management.

      (c) The Statements (i) are true, correct and complete, have been derived from and are consistent with the books and records of Seller and have been prepared in conformity with generally accepted accounting principles consistently applied for all periods (except for the absence of notes), and (ii) fairly present the revenues and gross profits of, and the direct labor costs and materials costs and other manufacturing expenses incurred by, Seller as it relates to the 30 Customers for the periods then ended.

      2.6. Assets.

      (a) Seller directly owns and has good and valid title to all of the Purchased Assets free and clear of any Encumbrance, and is a party to all licenses and other agreements, presently used or necessary to carry on the business and operations of the Custom Division as presently conducted.

      (b) Seller has complete and unrestricted power and the unqualified right to, and will at Closing sell, assign and transfer to Purchaser good and marketable title to all of the Purchased Assets, free and clear of any Encumbrance.

      (c) The Selected Equipment is in good operating condition and repair, ordinary wear and tear excepted.

      2.7. Inventories. The Inventory is (a) usable in the ordinary and customary course of business of and in accordance with past practices of the Custom Division, as presently conducted by Seller, (b) does not infringe any third-party patent or other intellectual property rights, (c) is not damaged or defective, and (d) meets Seller's specifications applicable to such Inventory.

      2.8. Intellectual Property. Seller is the sole and beneficial owner of and has the full right to use all Intellectual Property related directly to the business of the Custom Division as currently conducted. Seller is not aware of any other person's operations which conflict with Seller's use of the Intellectual Property. There are no interferences, oppositions, cancellations, claims for infringement or other contested proceedings pending or threatened against Seller in any federal, state or local court or before any other Authority, relating to any of the Intellectual Property and Seller does not have knowledge of any facts that could reasonably be expected to give rise to any such interferences, oppositions, cancellations, claims of infringement or other contested proceedings. The use of such Intellectual Property does not conflict with or infringe on the rights of any person. The Intellectual Property is free and clear of all Encumbrances and Seller has no contractual obligation to pay any royalty to any person under or in connection with any of the Intellectual Property and has the sole right to bring actions for the infringement thereof. Seller has not granted any licenses or other rights and Seller has no obligation to grant licenses or other rights to any of the Intellectual Property to any other person nor are there any agreements affecting Seller's right to use the Intellectual Property. Seller does not own, use or hold for use in connection with the Custom Division any registered or unregistered trademarks, patents or patent rights.

      2.9. Litigation. There is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature, or investigation, review or audit of any kind (including a proceeding, suit, claim or action, or an investigation, review, audit or notice of violation, involving environmental laws, product liability, laws relating to occupational safety and health or any other matter), or unsatisfied or pending judgment, decree, decision, injunction, writ or order now pending, noticed, scheduled or threatened against or applicable to Seller, the Custom Division nor any of their respective officers, directors, employees or agents affecting or related in any way to the Custom Division or the Purchased Assets, whether at law or in equity, before or by any person or entity or Authority, or which seeks or provides for any injunctive relief, which has or could effect the ability of Seller to consummate the transactions contemplated hereby or by the Ancillary Documents, or which could affect Purchaser's acquisition, ownership or operation of any of the Purchased Assets, or questions or challenges the validity of this Agreement or any Ancillary Document or any action taken or to be taken by the parties hereto pursuant to this Agreement or any Ancillary Document or in connection with the transactions contemplated hereby or thereby and no events have occurred which give rise to such proceedings, suits, claims or actions nor has Seller been a party to any such proceeding, suit, claim or action, except as listed on Schedule 2.9 hereto, with respect the business which constitutes the Custom Division since Seller commenced such business.

      2.10. Contracts. All of the Manufacturing Agreements, Employment Agreements and Confidentiality Agreements are listed on Schedules 1.1(a)(ii), 1.1(a)(iv) and 1.1(a)(v) hereto, respectively. Schedule 2.10 hereto sets forth a complete and correct list of the following additional contracts (the "Other Contracts"), whether written or oral, to which Seller is a party, which relate directly to and which are material only to the operation of, the Custom Division, and directly relate to the 30 Customers, or any of the Purchased Assets: (a) sales agency agreements, (b) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of the Purchased Assets, (c) agreements for the sale of any properties or assets of the Custom Division other than sales of products in the ordinary and customary course of business in accordance with past practices,
 (d) contracts, other than contracts, purchase orders or other agreements for the purchase of raw materials or other supplies in the ordinary and customary course of business in accordance with past practices or for the purchase of machinery, equipment, tools, furniture or fixtures which will extend over a period of less than thirty (30) days after the Closing Date or involve aggregate payments of less than $50,000, pursuant to which Seller is or may be obligated to make payments, contingent or otherwise, on account of or arising out of the acquisition, prior, pending or future, of the business or other assets of another enterprise, (e) secrecy or invention agreements (other than the Confidentiality Agreements) under which Seller or any of the present officers or employees of Seller, has any obligation relating directly to the Custom Division or the Purchased Assets, (f) requirements contracts with Seller related directly to the Custom Division or other such agreements for the purchase or sale of goods or services related directly to the Custom Division not terminable without liability by Seller on thirty
 (30) days' notice or involving payments by or to Seller in excess of $5,000,
 (g) agreements with a customer or supplier for rebates, sharing of expenses or any similar device for the effective reduction or increase of prices or other charges and involving products with a value in excess of $5,000 related directly to the Custom Division, (h) to the extent applicable to the Custom Division or the Purchased Assets, agreements or arrangements limiting the freedom of Seller or any of its present officers or employees, to compete in any line of business with any person or other entity or in any geographical area, (i) agreements pursuant to which Seller has shared tax liability with any party and relating to the Custom Division, and (j) contracts, commitments or agreements not referred to above in this Section
 2.10 which relate directly to the Custom Division, by which the Custom Division or any of the Purchased Assets or any purchaser thereof may be bound, and which involve aggregate payments by or to Seller or the Custom Division of $5,000 or more. All of the Manufacturing Agreements, Employment Agreements, Confidentiality Agreements, Contracts and Other Contracts (1) are legal, valid, binding and enforceable by and against Seller in accordance with their respective terms and in full force and effect, and (2) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. Seller is not in breach, violation or default, however defined, in the performance of its obligations thereunder, and no event, facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof and no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof. Seller has delivered to, or made available for inspection by, Purchaser a correct and complete copy of each of the Manufacturing Agreements, Employment Agreements, Confidentiality Agreements, Contracts and Other Contracts which are in written form and has delivered to Purchaser a written summary setting forth the terms and conditions of each of the Manufacturing Agreements, Employment Agreements, Confidentiality Agreements, Contracts and Other Contracts which are oral.

      2.11. Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products of the Custom Division with a customer and all outstanding contracts or commitments for the purchase of supplies, materials and services directly related to the business of the Custom Division with a supplier were made in bona fide transactions in the ordinary and customary course of business in accordance with past practices. Except as set forth on Schedule 2.11 hereto, there are no outstanding claims, whether for breach of warranty or otherwise, with respect to any products of the Custom Division or any supplies, materials or services utilized in the Custom Division nor are there any pending returns of such products.

      2.12. Labor Matters. With respect to employees employed on the Closing Date or formerly employed by Seller with respect to the Custom Division, (a) Seller is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

 (b) there is no unfair labor practice complaint pending against Seller or threatened against Seller before the National Labor Relations Board or any other comparable Authority; (c) there is no labor strike, or material slowdown or stoppage actually pending or threatened against Seller; (d) there is not pending or threatened any activity which is reasonably likely to result in a labor representation vote respecting the employees of Seller;
 (e) no collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller; and (f) Seller is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation (including, as applicable, with respect to any payroll-based or other withholding tax obligations with respect thereto) for any services performed by them or amounts required to be reimbursed to such persons.

      2.13. Permits and Other Operating Rights. Seller possesses all FDA and Other Approvals and Permits (including those issued under or pursuant to any Environmental Law, as defined in Section 2.15 below) from all Authorities necessary to permit the Custom Division to operate in the manner in which it is presently conducted and no violations have been recorded in respect thereof and no proceeding is pending or threatened to revoke or limit any thereof. Seller is in compliance with the terms of the FDA and Other Approvals and the Permits. Seller has delivered to Purchaser true and complete copies of all FDA and Other Approvals and Permits, including any and all amendments and modifications thereto. Each such FDA and Other Approval and Permit was duly and validly issued and Seller is the authorized legal holder thereof. None of such FDA and Other Approvals or Permits is subject to any restriction or condition which would limit the full operation of the Custom Division as presently operated. Each such FDA and Other Approval and Permit is in full force and effect, and the conduct of the business and operations of the Custom Division is in accordance with the terms of such FDA and Other Approvals and Permits. Seller has no reason to believe that any of the FDA and Other Approvals and Permits will not be renewed by the FDA or other granting authority in the ordinary course.

      2.14. Compliance with Law. Seller has not failed and is not currently failing to comply in any respects with any applicable Laws relating to the Custom Division or the Purchased Assets.

      2.15. Environmental Matters. Both the Custom Division and the Purchased Assets are and have been operated by Seller in compliance with all applicable Environmental Laws. There is no civil, criminal or administrative action, suit, demand, claim, cause of action, notice of violation, investigation, hearing or proceeding relating to the Custom Division or the Purchased Assets pending or threatened against Seller under any Environmental Law. There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, discharge, emission, spill, disposal or presence of any toxic or hazardous substance or any other pollutant, associated with the Custom Division or the Purchased Assets that could form the basis of any claim under any Environmental Law against Seller or against any person or entity whose liability Seller has or may have retained or assumed by contract or by operation of law. As used in this Agreement, the term "Environmental Law" means any applicable federal, state and local law, statue, regulation, rule, ordinance, permit, registration or approval, or any standard or rule of common law, or any contract or agreement, imposing liability or establishing standards of conduct for human health, employee safety, the use or preservation of natural resources or the pollution, protection or restoration of the environment.

      2.16. Brokers. Neither Seller nor any of its directors, officers or employees has employed any broker, finder, intermediary or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with this Agreement or the Ancillary Documents and the transactions contemplated hereby or thereby, nor is there any basis known to Seller for any such fee or commission to be claimed by any person or entity.

      2.17. No Adverse Change. Since January 1, 2002, there has not been any adverse change in the financial condition, results of operations, properties or business of the Custom Division or in the condition of the Purchased Assets.

      2.18. Absence of Certain Changes. Since September 30, 2002, Seller has operated the Custom Division in the ordinary and customary course of business in accordance with past practices and Seller's records and books of account accurately and fairly reflect the transactions of Seller with respect to the Custom Division in all respects. Except as set forth on
 Schedule 2.18 hereto, since September 30, 2002, Seller has not, with respect to the Custom Division or any of the Purchased Assets (a) incurred any obligations or liabilities, whether absolute, accrued or contingent, other than obligations and liabilities incurred in the ordinary and customary course of business in accordance with past practices, (b) acquired, disposed of or encumbered any assets or properties utilized in the Custom Division, or entered into any agreement for any such acquisition, disposition or encumbrance, except in the ordinary and customary course of business in accordance with past practices, (c) forgiven or canceled any debts or claims or waived any rights of value not previously accrued for, (d) granted any increase in compensation in any form to any of the Designated Employees (as defined in Section 4.2(a) below), or granted any severance or termination pay or stay bonus, or entered into any employment agreement or collective bargaining agreement, or any modification of a previously existing employment agreement or collective bargaining agreement, with any of the Designated Employees, other than increases in compensation granted in the ordinary and customary course of business in accordance with past practices,
 (e) adopted, amended, entered into or terminated any bonus, profit sharing, incentive, severance, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement of any kind for the benefit of any of the Designated Employees, (f) granted or terminated any right or license under any of the Intellectual Property, (g) suffered any property damage, destruction or loss (whether or not covered by insurance) with respect to the Custom Division or the Purchased Assets, (h) terminated, breached, defaulted under, accelerated, modified, canceled or engaged in any renegotiation of any contract, (i) settled any dispute involving any payment by Seller on behalf of the Custom Division in excess of $5,000 or canceled, forgave, compromised, waived, released or reduced any obligation of any person or entity in an amount in excess of $5,000, (j) entered into any transaction (or series of related transactions) in an amount in excess of $5,000 other than in the ordinary and customary course of business in accordance with past practices, (k) suffered any loss or adverse change in the nature of the business and operations of the Custom Division, the Purchased Assets, the financial condition of the Custom Division or its relationship with any supplier or any of the 30 Customers,
 (l) agreed to any capital expenditure, or any commitment for a capital expenditure, entered into by Seller in connection with the Custom Division involving an amount of more than $5,000 in any one instance or in aggregate, or (m) agreed, whether in writing or otherwise, to take any action which would cause the representations set forth in this Article II to be incorrect.

      2.19. Taxes.

      (a) As used in this Agreement, the term "Tax" means any obligation or liability (including, but not limited to, any tax, withholding, fee, assessment or charge) imposed by any taxing authority, including, without limitation, income, gross receipts, ad valorem, capital stock, value added, license, franchise, employment, withholding, social security, workers compensation, occupation, payroll, unemployment compensation, utility, severance, environmental, windfall profits, production, stamp, customs duties, real or personal property, transfer, intangibles, documentary, gains, sales or use taxes or other levies, charges or assessments of any kind, together with any and all interest, penalties and additions imposed with respect thereto.

      (b) Seller has timely filed or caused to be timely filed, all federal, state and local Tax returns or certificates which are or were required to be filed on or before the Closing Date, and each such return or certificate is complete, correct and accurate in all respects and properly sets forth the amount of Tax due.

      (c) Seller has timely paid or caused to be paid all Taxes (whether or not shown on any tax return or certificate), including income, sales, use, withholding, social security, real estate, personal property and franchise Taxes and Taxes which have been shown to be due on any tax return or certificate or on any assessment received.

      (d) Except as set forth on Schedule 2.19 hereto, no Tax authority has notified Seller of any additional Taxes for any period for which tax returns have been filed.

      (e) Except as set forth on Schedule 2.19 hereto, there is no pending or threatened action, proceeding, audit, examination, investigation, dispute or claim concerning any Tax liability claimed or raised by any authority.

      (f) Seller has not waived any restriction on assessment for collection of Taxes or consented to the extension of or waived any statute of limitations relating to federal, state or local taxation.

      (g) No claims have ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be, or the Custom Division is or may be, subject to taxation by that jurisdiction;

      (h) Seller has withheld and timely paid to the appropriate governmental entity or set aside in an account for such purposes the proper and accurate amounts of all Taxes which are required to have been withheld and paid in for all periods through the Closing Date in compliance with all Tax withholding provisions of all applicable federal, state and local laws.

      (i) No notice of any proposed adjustment or notice of underpayment has been received by Seller from any taxing authority.

      (j) There are no liens for any Taxes on any of the Purchased Assets and no action, proceeding or examination or investigation with respect thereto has been instituted against Seller.

      (k) Seller is not a party to a Tax allocation or sharing or similar agreement or any agreement pursuant to which it has indemnified any party with respect to Taxes.

      2.20. Undisclosed Liabilities. Seller has no other liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of whatever nature relating directly to the Custom Division or the Purchased Assets for which Purchaser may be responsible, whether arising out of contract, tort, statute or otherwise, except for contractual liabilities or obligations under the Assumed Contracts.

      2.21. Employees.

      (a) Schedule 2.21 hereto sets forth the complete name, social security number, date of birth, home address, job title, base salary, 2001 bonus or other supplemental or additional cash compensation, 2002 bonus or other supplemental or additional cash compensation opportunity, part-time or full-time or other employment status, date of hire, and years of service with respect to each Designated Employee (as defined in Section 4.2(a) below) and sets forth whether any Designated Employee is absent from work due to short-term or long-term disability or leave of absence of any kind. Schedule 2.21 hereto lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), programs and arrangements (including each severance or other arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage, including any self-insured arrangements) providing disability benefits, supplemental unemployment benefits, vacation benefits (including, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), providing for the same or other benefits), and all plans, programs, and arrangements providing for bonuses, profit-sharing bonuses, stock options, stock purchases, restricted stock, stock appreciation rights or other forms of incentive compensation, deferred compensation or post-retirement insurance, compensation or benefits maintained or contributed to or sponsored by, or with respect to which any liability may be imposed upon, Seller with respect to any Designated Employee (or their spouses, dependents or beneficiaries), whether or not such plans, programs and arrangements are written or oral (each a "Plan;" collectively, the "Plans"). Seller has provided Purchaser with a true, correct and complete copy of any plan, program, policy or arrangement (including any employment, benefit continuation, or change in control contract or agreement) pursuant to which Seller or any of its Affiliates provides or would provide severance or other termination pay benefits to or with respect to any Designated Employee. Seller shall provide Purchaser, upon Purchaser's request, a schedule setting forth, with respect to the Designated Employees, information regarding employee contributions to medical premiums or costs, as well as any deductibles incurred and co-payments made, as the case may be, as of the Closing Date, under Seller's health and welfare plans.

      (b) The Plans comply in all material respects with the applicable requirements of ERISA, the Code and other applicable laws and have been operated and administered in accordance with the terms of the governing plan documents and with ERISA, the Code and other applicable laws.

      (c) Neither Seller nor any entity that is or has been at any time aggregated with Seller, within the meaning of Section 414(b) or 414(c) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA (an "ERISA Affiliate"), maintains, sponsors or contributes to, or has any liability with respect to, or has ever maintained, sponsored or contributed to, a defined benefit plan (within the meaning of Section 3(35) of ERISA) or a multiemployer plan (within the meaning of Section 3(37)(A) of ERISA).

      (d) None of Seller, any trustee or administrator of any Plan, or any other person has engaged in any transaction with respect to any Plan which has or could result in the imposition of any tax or penalty imposed by ERISA or the Code, including, without limitation, any tax or penalty imposed under
 Section 4975 of the Code or Part 5 of Subtitle B of Title I of ERISA.

      (e) Each Plan which is a group health plan (as such term is defined in Section 607 of ERISA) complies and has complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and all other applicable laws.

      (f) No suit, action, litigation, claim, complaint, charge, proceeding, hearing, investigation or demand (excluding claims for benefits incurred in the ordinary course of plan activities) has been or is expected to be brought against or with respect to any Plan, and to the best of Seller's knowledge, no facts or circumstances exist which could give rise to or be expected to give rise to any such suit, action, litigation, claim, complaint, charge, proceeding, hearing, investigation or demand.

      (g) With respect to each Plan, contributions, payments, premiums, reimbursements or accruals for all periods ending prior to or as of the Closing Date, whether or not yet due, shall have been timely made or properly accrued as of the Closing Date.

      (h) Each of the Plans which is intended to be "qualified" within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and has or will, within the applicable remedial amendment period, be amended to comply with the applicable federal laws, known by the acronyms GUST and EGTRRA, and submitted to the IRS for a favorable determination letter with respect to such GUST changes, and no events have occurred and no conditions exist which would reasonably be expected to result in the revocation of any such determination letter or could adversely affect the tax-qualified status of any such Plan.

      (i) No Plan obligates Seller to pay separation, severance, termination or other benefits or compensation to any Designated Employee as a result of, or that are contingent upon, any transaction contemplated by this Agreement or the occurrence of a "change in control," which payment would constitute a "parachute payment," as such term is defined in Section 280G of the Code.

      (j) No fiduciary or other administrator with respect to any Plan has or can be reasonably expected to have any liability for breach of fiduciary or other duty in connection with the administration or investment of the assets of any such plan.

      (k) Seller has no liability or potential liability with respect to any welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees in or independent contractors with respect to the Custom Division (or their spouses or dependents), other than in accordance with COBRA.

      2.22. Insurance Policies and Reserves.  Listed and described in
 Schedule 2.22 hereto are all the material insurance policies and bonds of Seller currently in force and, to the extent that they apply to the Custom Division or the Purchased Assets, all such policies and bonds of Seller which are currently in force. Summaries of all such policies and bonds have been delivered to Purchaser. All such policies and bonds are in full force and effect and Seller does not have knowledge of any fact or condition that would cause the termination of any such policies or bonds prior to the expiration date thereof. Seller has not received any notice or threat of cancellation, change or modification of coverage with respect to such policies or bonds. The policies and bonds listed in Schedule 2.22 hereto are sufficient for compliance with all requirements imposed upon Seller by law or material Contracts by which it is bound and provide coverage of such types and in such amounts as are customary for entities engaged in businesses similar to that of Seller. During the three (3) year period ending on the date of this Agreement, there has been no casualty in excess of $5,000 to any of the Purchased Assets, no claim has been made with respect to any insurance policy in excess of $5,000 regarding the same within the last three (3) years, and Seller has not been refused or had revoked or rescinded any insurance or bond coverage.

      2.23. Relationship with Customers and Suppliers. Except as set forth on Schedule 2.23 hereto, Seller has not received notice that any of the 30 Customers or any supplier of goods, products or services to Seller has any complaint or objection with respect to the business or operations of the Custom Division or the transactions contemplated hereby or will cease to do business, or significantly reduce the business conducted, with Purchaser with respect to the Custom Division after or as a result of the consummation of any of the transactions contemplated hereby.

      2.24. Disclosure. Neither this Agreement, the Schedules hereto, the Ancillary Documents nor any other information furnished or to be furnished to Purchaser in connection with this Agreement or any Ancillary Document and the transactions contemplated hereby or thereby contain any untrue statement of fact or omit to state any fact necessary to make the statements contained herein or therein not false or misleading.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      In order to induce Seller to sell the Purchased Assets, Purchaser represents and warrants to Seller:

      3.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the law of the State of Texas with requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. There are no pending actions or proceedings to dissolve Purchaser. True and complete copies of the Articles of Incorporation and Bylaws of Purchaser, as amended to date, have been furnished by Purchaser to Seller. Each of such documents is in full force and effect in the form delivered to Seller.

      3.2. Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.
 The execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and the performance by Purchaser of its obligations hereunder and thereunder have been, or will have been by the Closing Date, duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is the valid and binding legal obligation of Purchaser enforceable against Purchaser in accordance with its terms. Upon the execution and delivery thereof by Purchaser, the Ancillary Documents to which it is a party will constitute valid and binding legal obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

      3.3. Non-Contravention. Neither the execution, delivery and performance of this Agreement or the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby nor the performance by Purchaser of its obligations hereunder and thereunder will: (a) violate or be in conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser, (b) violate any Law of any Authority, or (c) be in conflict with, result in a breach of or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, deed of trust, license, obligation, contract, commitment, franchise, permit, authorization, instrument or other agreement or obligation to which Purchaser is a party or by which Purchaser or any of Purchaser's properties or assets is or may be bound or result in the creation or imposition of any Encumbrance upon any property or assets of Purchaser under any debt, note, bond, lease, mortgage, indenture, deed of trust, license, obligation, contract, commitment, franchise, permit, authorization, instrument or other agreement or obligation to which Purchaser is a party or by which Purchaser or any of Purchaser's assets or properties is or may be bound.

      3.4. Consents and Approvals. No Consent is required from, with or by any individual or entity, including any Authority, in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or thereby or the performance by Purchaser of its obligations hereunder and thereunder, other than any Consent that may be required solely by reason of Seller's participation in the transactions contemplated hereby or thereby.

      3.5. Brokers. Neither Purchaser nor any of its directors, officers or employees has employed any broker, finder, intermediary or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with this Agreement or the Ancillary Documents and the transactions contemplated hereby or thereby, nor is there any basis known to Purchaser for any such fee or commission to be claimed by any person or entity.

      3.6. Actions and Proceedings. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Purchaser which have or could have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or by the Ancillary Documents or actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser, which have or could have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or by the Ancillary Documents.

      3.7. Disclosure. Neither this Agreement, the Ancillary Documents nor any other information furnished or to be furnished to Seller in connection with this Agreement or any Ancillary Document and the transactions contemplated hereby or thereby contain any untrue statement of fact or omit to state any fact necessary to make the statements contained herein or therein not false or misleading.


                                  ARTICLE IV

                                  COVENANTS

      4.1. Public Announcement. Except as may otherwise be mutually agreed in writing by Purchaser and Seller, or required by any Law or Authority, neither Purchaser nor Seller shall, at any time, disclose the terms or the Purchase Price of the transactions contemplated hereby or by the Ancillary Documents, except to advisors who have a need to know.

      4.2. Employee Matters.

      (a)  Purchaser's Obligations.  Subject to the last sentence of this
 Section 4.2(a) and Section 4.2(c), Purchaser shall make offers of employment to each of the Custom Division employees listed on Schedule 2.21 hereto (the "Designated Employees"), effective as of the Closing Date. Such offers of employment with Purchaser shall be at rates of regular base compensation substantially similar to the rates of regular base compensation in effect for the Designated Employees on the Closing Date, with employee benefits substantially equivalent in the aggregate to those generally afforded Purchaser's other employees holding similar positions. Each Designated Employee who becomes employed by Purchaser is hereby referred to individually as a "Retained Employee" and, collectively, as the "Retained Employees." Purchaser will credit all Retained Employees, solely for purposes of measuring vacation entitlement under Purchaser's vacation pay plan (but not for any other purposes), with a duration of service that, on the starting date of such Retained Employee's employment by Purchaser, is equal to that which such employee had in the employ of Seller as of the Closing Date. Purchaser shall not be deemed hereby or by any such actions to have assumed or otherwise become responsible for any obligation of Seller with respect to any Retained Employee or any of Seller's other employees
 (or their spouses, dependents or beneficiaries), whether to pay salary or otherwise or under any of Seller's employee benefit plans or arrangements (including, for these purposes, any severance or vacation pay plans or programs maintained by Seller), nor shall any such employment nor termination of employment with Seller result in Purchaser assuming any obligation of Seller to such employees or any other employees, former employees, or any of their spouses or dependents, under Section 4980B(f) of the Code or Section 601 et seq. of ERISA. Any such obligation to provide continued health care coverage pursuant to such laws in connection with their employment or termination of employment with Seller shall remain with Seller and Seller shall be solely responsible for all liability, cost, expenses, taxes, sanctions, interest and penalties that may be imposed, incurred or assessed in connection with such continued health coverage. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall alter the status of the Retained Employees on and after the Closing Date as "employees-at-will" and nothing shall obligate Purchaser or any of its Affiliates to continue the employment of any Retained Employee or impair, deny or limit the right of Purchaser or any of its Affiliates to terminate the employment of any Retained Employee at any time.

      (b) Seller's Obligations. Seller agrees that, with respect to those employees of Seller who do not become Retained Employees, Seller shall retain all liabilities and obligations for compensation and benefits payable to or with respect to such employees, including liabilities and obligations for wages, salary, termination pay, severance pay, sick or vacation pay, any unemployment benefits, any pension plan or welfare plan benefits and any other compensation or benefits to which such employees (or their spouses, dependants and beneficiaries) are entitled. Seller further agrees that with respect to any employees of Seller who become Retained Employees, Seller shall retain all liabilities and obligations for compensation and benefits payable to or with respect to such employees, including liabilities and obligations for wages, salary, termination pay, severance pay, sick pay or vacation pay, any unemployment benefits, any pension plan or welfare plan benefits and any other compensation or benefits to which such employees are entitled by virtue of their employment by, or termination of employment with, Seller, and Purchaser's liability and obligations with respect to such Retained Employees shall apply only with respect to any such amounts that become payable with respect to, and which are directly attributable to, such employees' employment with Purchaser after the Closing Date. Notwithstanding anything herein to the contrary, Seller agrees that any Designated Employee who does not become a Retained Employee because such employee does not accept employment with Purchaser and any other employee of the Custom Division, in either case who otherwise becomes entitled to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), shall receive any required COBRA notices, coverage and benefits from Seller under the terms of Seller's medical and dental plan, and not from Purchaser or Purchaser's medical plan, and Seller shall be solely responsible for all liabilities and costs associated with such continued health coverage.

      (c) Medical Plans. Provided that a Retained Employee elects to enroll in Purchaser's medical and dental plans (hereinafter collectively referred to as the "Purchaser Plans"), Purchaser shall be responsible for medical and dental expenses incurred after the Closing Date by a Retained Employee or his or her covered dependents, under the terms of the Purchaser Plans. Seller shall be responsible for medical and dental expenses covered under the terms of Seller's medical and dental plans (hereinafter collectively referred to as the "Seller Plans") incurred on or prior to the Closing Date by a Retained Employee or a covered dependent of such Retained Employee. If a Designated Employee or a covered dependent of a Designated Employee is hospitalized on the Closing Date, the Seller Plans shall pay the covered hospital expenses of such person until he or she is discharged from the hospital, to the extent coverage is provided under the terms of the Seller Plans. If a Designated Employee is "disabled" (which for purposes of this Section 4.2(c) shall mean an inability to perform with reasonable continuity the material duties of such person's job and under the care of a licensed physician as a result of sickness, injury or pregnancy) on the Closing Date, such person's employment with Purchaser shall not commence, if Purchaser's offer of employment is accepted by such Designated Employee, until such time as the disabled employee is no longer disabled; provided, however, that, notwithstanding anything in this Section 4.2 to the contrary, Purchaser shall have no obligation to hire such person if such person remains disabled more than six (6) months after the Closing Date.

      (d) Withdrawal Liability. Purchaser shall not, pursuant to Section 4204 of ERISA, or otherwise, assume any "withdrawal liability" (as that term is used in ERISA) of Seller, whether arising by reason of this Agreement or otherwise, and Purchaser shall have no obligation to post any bond or take any other action to avoid any such liability being imposed upon Seller.

      (e) Liens. Seller represents that there is not now, nor do any circumstances exist that could give rise to, any requirement, with respect to any employee benefit plan or arrangement which Seller or any ERISA Affiliate sponsors, maintains or contributes to, is obligated to or is a party to, regarding the imposition of any lien on the assets of the Custom Division or the Purchased Assets.

      4.3. Tax Matters.

      (a) Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to any such Tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period.

      Without limiting the generality of the foregoing, both Purchaser and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules and other records or information which may be relevant to such returns for all tax periods or portions thereof ending before or including the date hereof.

      (b) Seller will timely pay all Taxes required to be paid with respect to any period preceding the Closing Date, will timely withhold or collect all Taxes required to be withheld or collected subsequent to the Closing Date that relate to any period preceding the Closing Date, will deposit all Taxes required to be deposited with respect to any period preceding the Closing Date and will timely file all Tax returns and information statements required to be filed by Seller under applicable law with respect to Taxes that are required to be paid with respect to any period preceding the Closing Date, and all such Tax returns and information statements will be correct and complete in all respects.

      (c) Seller shall bear and shall be responsible for the timely filing and paying or causing to be timely filed and paid any sales, use, transfer, documentary or similar Taxes, recording and filing fees and Tax returns and certificates required by reason of the transactions contemplated by this Agreement.

      4.4. Records Retention. For a period of not less than three years after the Closing Date, Seller shall retain the original versions of all books and records relating to the Custom Division and the Purchased Assets in its possession with respect to periods prior to the Closing Date. Seller shall have the right to destroy or dispose of all or part of such books and records after the third anniversary of the Closing Date, if Seller gives Purchaser sixty (60) days' prior written notice of its intended disposition of such books and records and offers to deliver to Purchaser, at Purchaser's expense, custody of such books and records as Seller intends to destroy. Seller shall also retain for like periods all books and records relating to the Custom Division not included in the Purchased Assets and shall grant Purchaser access to and allow Purchaser to make copies of such books and records upon reasonable notice for legitimate corporate purposes.

      4.5. Further Assurances. After the Closing, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance and transfer as Purchaser may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good, valid and marketable title to the Purchased Assets. To the extent any of the Purchased Assets are not assigned or assignable to Purchaser or if any necessary Consent to such assignment shall not have been obtained by Seller as of the Closing Date and Purchaser nevertheless agrees to close, Seller shall hold in trust for the benefit of Purchaser all of Seller's right, title and interest to such Purchased Assets and, insofar as permissible, from time to time, assign such interest to Purchaser. If any such assignment or Consent to such assignment is not obtained, or if an attempted assignment of any Purchased Asset would be ineffective or would affect the rights of Seller with respect to such Purchased Asset so that Purchaser would not in fact receive all of Seller's rights with respect to such Purchased Asset, then (a) Seller shall, to the extent not prohibited:
 (i) cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser after the Closing Date the benefits of any such Purchased Asset, (ii) hold all monies received as a result of any Purchased Asset in trust for the account of Purchaser, and (iii) remit such monies to Purchaser as promptly as possible; (b) Seller shall indemnify and hold Purchaser harmless against all liabilities incurred as a result of the failure to obtain such assignment or Consent to such assignment on the Closing Date; and (c) Seller shall indemnify and hold Purchaser harmless against all liabilities incurred by Purchaser, including any out-of-pocket costs, as a result of (i) the failure or refusal of any Authority to recognize the transfer of any Purchased Asset, or (ii) the operation by Purchaser of the business of the Custom Division without such transferred Purchased Asset. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, license, permit, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the Consent or approval of any other party thereto or issuer thereof would constitute a breach thereof or in any way adversely affect the rights to be assigned.

      4.6. Conduct of Business. Between the date hereof and the Closing Date, Seller shall:

      (a) operate the business of the Custom Division only in the ordinary and customary course in accordance with past practices (except where such practices would conflict with the covenants set forth herein and with other obligations of Seller hereunder) and not enter into any transactions or make any commitment which transactions or commitment is either inconsistent with past practices of Seller with respect to the Custom Division or is other than in the ordinary and customary course of business (including acquisitions or dispositions of any property, rights or assets, other than sales of Inventory in the ordinary and customary course in accordance with past practices), without the prior written consent of Purchaser;

      (b) not incur business expenses with respect to the Custom Division other than business expenses in the ordinary and customary course and in accordance with past practices, provided, however, that Seller will consult with Purchaser in the event of any significant purchase or transaction;

      (c) maintain and preserve the Custom Division's goodwill, business relationships, licenses and franchises, including its relationships with all lenders, suppliers, customers and other third parties having business dealings with it, and maintain the Purchased Assets in good working order, ordinary wear and tear excepted;

      (d)  refrain from:

           (i) granting any increase, other than increases that are in the ordinary and customary course of business and in accordance with past practices, in the compensation payable to any Designated Employee or granting or paying any bonus, pension or retirement benefits to any Designated Employee,

           (ii) entering into or amending any employment or severance agreement with any Designated Employee, or

           (iii) creating any new positions at the Custom Division or hiring any person for employment with the Custom Division at an annualized compensation of $50,000 or more;

      (e) keep the Purchased Assets insured (including, without limitation, workers' compensation, liability and hazard insurance) to the extent currently maintained, without lapse;

      (f) perform in all respects all of Seller's obligations under all contracts, agreements and commitments included in the Purchased Assets;

      (g)  retain the Designated Employees;

      (h)  use its best effort to obtain the Consents;

      (i) not incur any indebtedness with respect to the Custom Division or the Purchased Assets to any person or entity other than in the ordinary and customary course of business in accordance with past practices;

      (j) not enter with respect to the Custom Division into (A) any contract, accepted order or commitment for the purchase of any materials, products, supplies or services other than such contracts incurred in the ordinary and customary course of business in accordance with past practices,
 (B) new contracts, agreements or commitments involving in the aggregate either liabilities exceeding $50,000 or any material non-monetary obligation, (C) any lease, license, royalty or loan agreement binding upon the Custom Division or creating an Encumbrance upon any of the Purchased Assets, or (D) any agreement not in the ordinary and customary course of business in accordance with past practices;

      (k) not modify or amend any of the contracts, agreements or commitments included in the Purchased Assets, or waive any right relating to the Custom Division or the Purchased Assets;

      (l) not do any act or fail to do any act which might result in the expiration, revocation, suspension or modification of any of the FDA and Other Approvals or Permits, or fail to prosecute with due diligence any application to any Authority in connection with the operation of the Custom Division;

      (m) not incur, create or suffer to exist any Encumbrances on the Purchased Assets;

      (n) not implement or adopt any change in Seller's accounting principles, practices or methods with respect to the Custom Division, other than as required by generally accepted accounting principles;

      (o) deliver to Purchaser on or prior to the Closing Date a list of all contracts, agreements or other documents (including amendments thereto) and all unfilled purchase orders entered into between the date hereof and the Closing Date, together with true and complete copies of such documents or, in the case of oral contracts, agreements or arrangements, a written summary of the terms thereof, provided that the foregoing shall not be construed to permit Seller to enter into any contract, agreement or document (or amendment thereto) not otherwise permitted hereby; or

      (p) refrain from taking any action that would make any of the representations or warranties of Seller contained herein untrue or inaccurate as of the Closing Date or prevent Seller from performing any of its covenants or obligations hereunder.

      4.7. Notifications.  Between the date hereof and the Closing Date:

      (a)  Seller shall promptly notify Purchaser in writing of:

           (i) the occurrence or existence of any event, condition, fact or circumstance (A) that is not in compliance with any of the covenants of Seller, or (B) that would make any representation or warranty contained in Article II hereof untrue or inaccurate as of the Closing Date, or

           (ii) any commencement or threat against Seller of any litigation, whether or not covered by insurance, arising out of, relating to or otherwise affecting the Custom Division, the Purchased Assets, the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

      (b)  Purchaser shall promptly notify Seller in writing of:

           (i) the occurrence or existence of any event, condition, fact or circumstance (A) that is not in compliance with any of the covenants of Purchaser, or (B) that would make any representation or warranty contained in Article III hereof untrue or inaccurate as of the Closing Date, or

           (ii) any commencement or threat against Purchaser of any litigation, whether or not covered by insurance, arising out of, relating to or otherwise affecting the Custom Division, the Purchased Assets, the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

      4.8. Intellectual Property. As of the Closing Date, Seller shall cease to use any and all of the Intellectual Property and shall deliver to Purchaser all assignments and other documents as counsel for Purchaser may require as necessary or desirable to complete the transfer of the Intellectual Property to Purchaser.

      4.9. Full Access. Prior to the Closing Date, Seller will afford Purchaser and its representatives full and complete access to all premises, properties, books, records, contracts, tax records, documents, facilities, personnel, agents and management of Seller with regard to the Custom Division and the Purchased Assets so that Purchaser may continue its due diligence investigation with respect to Seller, including, without limitation, its financial statements and projections, equipment and other leases, licenses, Intellectual Property, assets, liabilities, litigation, insurance agreements and other contractual arrangements, vendor and customer lists, administrative procedures, operations and business plans and prospects. Purchaser will conduct any such due diligence in a manner that does not unreasonably interfere with the normal operation of the Custom Division. Seller shall furnish to Purchaser all information with respect to the business and affairs of the Custom Division and the Purchased Assets as Purchaser may from time to time request. During such examination and investigation, Purchaser may make copies of such records, files and other materials as it may deem advisable. Such examination and investigation by Purchaser shall not affect the representations and warranties of Seller contained herein.

      4.10. Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the Purchased Assets shall be borne by Seller at all times prior to the Closing Date. In the event of any loss, damage, impairment, confiscation or condemnation of any of the Purchased Assets prior to the Closing Date, Seller, at its election, will either (a) expend such funds and take such other actions as may be necessary to repair, replace or restore, such Purchased Assets as soon as possible after such loss, damage, impairment, confiscation or condemnation or (b) accept a reduction of the Purchase Price equal to the value under the terms of this Agreement of the Purchased Assets in question determined pursuant to Section 1.2(b) or (c). Nothing contained in this Section 4.10 shall constitute a waiver of any closing condition set forth herein or be construed to limit either party's right to terminate this Agreement pursuant to Article VIII hereof.

      4.11. Liability for Defective Products. Seller shall be responsible for any claims of any type, including without limitation returns of products, warranty claims and product liability claims (collectively, "Product Claims"), related to products of the Custom Division manufactured or sold by Seller. Purchaser shall be responsible for any Product Claims related to any products formerly manufactured or sold by the Custom Division and subsequently manufactured and sold by Purchaser.

      4.12. Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Custom Division prior to or after the Closing Date (other than litigation arising out of the delivery and execution of this Agreement or the consummation of the transactions contemplated hereby). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) reasonably incurred by the party providing such cooperation and its officers, directors, employees and agents in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for administrative or overhead expenses, including for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

      4.13. Insurance. Seller will, prior to the Closing Date, extend its reporting periods on all of its insurance policies and bonds with respect to product liability claims for at least two (2) years and add Purchaser as a loss insured with respect to such claims.

      4.14. Best Efforts. Purchaser and Seller will use their best efforts to satisfy their respective obligations hereunder.



                                  ARTICLE V

                            CONDITIONS TO CLOSING

      5.1. Conditions to the Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions:

      (a) Representations and Warranties. The representations and warranties made herein by Purchaser shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of the Closing.

      (b) Performance. Purchaser shall have performed and complied with each covenant and condition required by this Agreement to be performed or complied with by it before or at the Closing.

      5.2. Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions:

      (a) Representations and Warranties. The representations and warranties made herein by Seller shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of the Closing.

      (b) Performance. Seller shall have performed and complied with each covenant and condition required by this Agreement to be performed or complied with by it before or at the Closing.


                                  ARTICLE VI

                               NON-COMPETITION

      6.1. Terms. Each of Seller and the Principal Shareholders agrees that, for the period during which Purchaser is required to make payments to Seller pursuant to Section 1.2(a)(iv), neither Seller, a Principal Shareholder nor any Affiliate (as such term is defined below) of Seller or any Principal Shareholder will engage in Competition. For purposes of this Agreement, "Competition" means: (a) the manufacture, production, development or sale of or otherwise participating or assisting in, in any capacity, including entering into or remaining in the employ of any person, partnership, firm, corporation or other entity in any capacity, whether as an employee, consultant or in any other capacity, or engaging in or having a financial interest in excess of five (5) percent of the equity of, any business which engages in, the manufacture, production, development or sale of any skin care product custom formulated for a customer for sale by a customer to consumers under a customer brand name, (b) making use of or authorizing anyone else to make use of, for any purpose whatsoever, the Intellectual Property, (c) doing any act or thing Seller, any Principal Shareholder or any Affiliate of such Seller or Principal Shareholder knows will cause, bring about or induce any interference with, disturbance to or interruption of any relationships of Purchaser with any customer of, or any other person or entity involved in the business of, the Custom Division, or (d) make any use whatsoever of documents or information included in the Purchased Assets except for the preparation of tax returns; provided, however, that nothing in this Section 6.1 shall be interpreted to limit the right of (i) Seller, the Principal Shareholders or any Affiliate to sell skin care products under its own brand name, to sell skin care products which it has developed itself (but not to meet specifications of particular customers) for private label sale or to package "kits" of skin care and other products for any customer, including customers of the Custom Division and of Purchaser, (ii) Seller, the Principal Shareholders or any Affiliate to sell Products directly to health and beauty salons or (iii) Seller to manufacture products for Purchaser. For purposes of this Agreement, "Affiliate" shall mean a corporation, association, limited liability company, partnership or other business entity which directly or indirectly controls or is controlled by or under common control with Seller or any Principal Shareholder and, for the purpose of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control") shall mean ownership of a majority of the equity securities or an equivalent interest in any entity or the ability to name or direct the management or affairs of any entity.

      6.2. Remedies. Each of Seller and the Principal Shareholders acknowledges and agrees that the restrictions set forth in this Article VI are an important part of the consideration being received by Purchaser and are reasonable in scope and duration. Each of Seller and the Principal Shareholders acknowledges and agrees that in view of the nature of the business of Seller to be sold to Purchaser hereunder, the business objectives of Purchaser in acquiring such business, the consideration paid to Seller therefor, and the fact that Seller is controlled by the Principal Shareholders, the restrictions contained in this Article VI are necessary to protect and preserve the legitimate business interests of Purchaser and to ensure to Purchaser the full benefit of the transfer of the Purchased Assets and the business of the Custom Division pursuant hereto, and that any violation or threatened violation of such restrictions will result in irreparable injury to Purchaser for which monetary damages will be an inadequate remedy. Each of Seller and the Principal Shareholders therefore acknowledges that if any of them, or any of their respective Affiliates, violates or threatens to violate any such restrictions, Purchaser shall be entitled, in addition to any other rights it may have, to have the provisions of this Article VI specifically enforced by any court of competent jurisdiction or to preliminary or permanent injunctive relief. Nothing contained herein shall be construed as limiting in any way any other remedies available to Purchaser at law or in equity. Any breach of this
 Article VI by an Affiliate of Seller or any Principal Shareholder shall be deemed to also be a breach by Seller or such Principal Shareholder, as the case may be, to the same extent as if Seller or such Principal Shareholder, as the case may be, had itself or himself committed the breach.

      6.3. Reformation. In the event that this Article VI shall for any reason be found unenforceable, whether because of geographical scope, duration, activity, subject or otherwise, it is the intent of the parties that it be reformed to the broadest geographical scope, duration or other terms that are enforceable, rather than being invalidated in its entirety, and if no validating reformation is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; provided, however, that under no circumstances shall any reformation increase in any way any obligation of Seller or the Principal Shareholders under Section 6.1.

                                 ARTICLE VII

                               INDEMNIFICATION

      7.1. Survival of Representations, Warranties and Covenants.

      (a) The representations and warranties set forth in this Agreement shall survive the Closing Date for a period ending on the third anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.12, 2.13, 2.15,
 2.16, 2.19, 2.21, 3.1, 3.2, 3.3, 3.4 and 3.5 hereof shall survive without limitation subject to the applicable statute of limitations.

      (b) The covenants set forth in this Agreement shall survive the Closing.

      7.2. Indemnification.

      (a) Seller's Indemnification. From and after the Closing, Seller agrees to indemnify and hold harmless Purchaser, its subsidiaries and Affiliates, its successors and permitted assigns, and their respective officers, directors, employees and agents from, against and in respect of any and all losses, claims, demands, liabilities, assessments, damages, deficiencies, costs, expenses, actions or causes of action in respect thereof (including reasonable attorneys' fees and related costs) (collectively, "Losses") relating to or arising directly or indirectly out of or in connection with:

           (i) any breach by Seller of any of its representations or warranties contained in this Agreement, including the Schedules hereto or any certificate delivered in connection therewith;

           (ii) any breach by Seller of any of its covenants or agreements contained in this Agreement;

           (iii) any products manufactured for or sold to the customers of the Custom Division prior to the Closing Date; or

           (iv) the Excluded Liabilities (together with (i), (ii) and (iii), the "Seller Breaches");

 provided, however, that, except with respect to Losses arising out of a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.12, 2.13, 2.15, 2.16, 2.19 or 2.21 hereof, Seller shall not have any liability pursuant to subclause (i) of this Section 7.2(a) unless the aggregate amount of all Losses for which Seller would, but for this proviso, be liable, exceeds on a cumulative basis, Fifty Thousand Dollars ($50,000), in which case Seller shall be liable for the aggregate of all such Losses. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Seller under this Section 7.2(a) shall in no event exceed the greater of (A) the Initial Cash Amount, and (B) the amounts due and becoming due Seller pursuant to Section 1.2 hereof. This Section 7.2(a) shall provide the sole and exclusive remedy for Purchaser with respect to all Losses arising out of the Seller Breaches.

      (b) Purchaser's Indemnification. From and after the Closing, Purchaser agrees to indemnify and hold harmless Seller, its subsidiaries and Affiliates, its successors and permitted assigns, and their respective officers, directors, employees and agents from, against and in respect of any and all Losses relating to or arising directly or indirectly out of or in connection with:

           (i) any breach by Purchaser of any of its representations or warranties contained in this Agreement or any certificate delivered in connection therewith;

           (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement

           (iii) any products manufactured for or sold to the customers of the Custom Division subsequent to the Closing Date (together with (i) and (ii), the "Purchaser Breaches");

 provided, however, that, except with respect to Losses arising out of a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 or 3.5 hereof, Purchaser shall not have any liability pursuant to subclause (i) of this Section 7.2(b) unless the aggregate amount of all Losses for which Purchaser would, but for this proviso, be liable, exceeds on a cumulative basis, Fifty Thousand Dollars ($50,000), in which case Purchaser shall be liable for the aggregate of all Losses. Notwithstanding anything in this Agreement to the contrary, the liability of Purchaser under this Section 7.2(b) shall in no event exceed the aggregate of the Initial Cash Amount and the amounts of the Escrow Amount released to Seller pursuant to the Escrow Agreement. This Section 7.2(b) shall provide the sole and exclusive remedy for Seller with respect to all Losses arising out of the Purchaser Breaches.

      7.3. Claims for Indemnification.

      (a) An indemnified party under this Article VII (the "Indemnified Party") shall give prompt written notice to an indemnifying party (the "Indemnifying Party") of any liability or obligation in respect of which such Indemnifying Party has a duty to provide indemnity to such Indemnified Party under clause (a) or (b) of Section 7.2 hereof (each, an "Indemnified Liability"), except that any delay or failure so to notify the Indemnifying Party only shall relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

      (b) If a third party asserts a claim against any party for any Indemnified Liability (a "Third Party Claim"), the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. In the event that the Indemnifying Party fails to assume the defense thereof within a reasonable time after notice of any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. In any case where the Indemnifying Party shall have assumed the defense, the Indemnified Party shall have the right to participate therein, and shall have the right to employ its own counsel which shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of the same counsel, in which case such counsel shall be retained at the expense of the Indemnifying Party, or (ii) the named parties to such Third Party Claim (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party and that the assertion of such defenses may create a conflict of interest such that it would be inappropriate for counsel to the Indemnifying Party to represent the Indemnified Party. In the case of the circumstances described in clause
 (ii) above, such separate counsel may be retained by the Indemnified Party at the expense of the Indemnifying Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such Third Party Claim or separate but substantially similar or related Third Party Claim in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one additional firm of attorneys at any time for all such Indemnified Parties. Anything in this Section 7.3(b) to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim unless the settlement, compromise or judgment is limited to payment of monetary damages which are payable in full by the Indemnifying Party and includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.


                                 ARTICLE VIII

                                 TERMINATION

      8.1. Purchaser's Right. Purchaser shall have the right to terminate if during the period from the date hereof to the Closing Date any of the following shall occur:

      (a) Seller shall suffer any loss from fire, flood, explosion or other casualty which materially affects the conduct of the business of the Custom Division or the value of the Purchased Assets;

      (b) Purchaser shall learn of any fact or condition with respect to the business, properties, assets, earnings, costs or expenses of the Custom Division which materially is at variance with one or more of the warranties or representations of, or covenants or conditions to be performed by, Seller set forth herein; or

      (c) There shall be any litigation challenging the validity or legality of this Agreement or any Ancillary Document or the consummation thereof or seeking to restrain or invalidate the consummation of any of the transactions contemplated hereby or thereby, other than any litigation instituted by Purchaser or Seller, which would, in the judgment of the Board of Directors of Purchaser, involve expense or lapse of time which would be adverse to the interests of Purchaser, and Seller shall be unable, within 30 days (during which period the Closing Date will be postponed) after receipt of notice from Purchaser of its intent to terminate this Agreement, to obtain an order from the court before which such litigation is pending permitting the consummation of this Agreement or any Ancillary Document or to provide indemnity satisfactory to Purchaser.

      8.2. Additional Rights. This Agreement may be terminated by either party if the Closing does not occur on or before December 31, 2002 or may be terminated at any time by mutual written agreement.

      8.3. Effect of Termination. In the event of termination, Seller shall be relieved of its obligation to sell the Purchased Assets and Purchaser shall be relieved of its obligation to purchase the Purchased Assets, and no party hereto shall be liable to any other (a) except for its failure to perform its covenants or conditions or its breach of its representations and warranties hereunder, and (b) except as otherwise expressly provided in this Agreement.


                                  ARTICLE IX

                                MISCELLANEOUS

      9.1. Expenses. Each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated hereby and thereby are consummated.

      9.2. Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time after the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

      9.3. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in the specific instance in writing by the party entitled hereunder to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or delay. No single or partial exercise of a right, power, privilege or remedy shall preclude any other or further exercise thereof or of any other right, power, privilege or remedy herein. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance. The rights and remedies of the parties hereto provided hereunder are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

      9.4. No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and its successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

      9.5. No Joint Venture, etc. Nothing in this Agreement shall be construed to create a joint venture, partnership or relationship of principal and agent of any kind.

      9.6. Notices. All notices, requests, demands and other communications required or permitted hereby shall be made in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight air courier service and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if sent by registered or certified (postage prepaid, return receipt requested); or
 (c) on the date of delivery if sent by a recognized overnight air service courier:

           If to Purchaser to:

                     Carrington Laboratories, Inc.
                     2001 Walnut Hill Lane
                     Irving, Texas  75038
                     Attention:  Mr. Robert W. Schnitzius
                     Telephone:  (972) 518-1300

           with a copy to:

                     Patterson, Belknap, Webb & Tyler LLP
                     1133 Avenue of the Americas
                     New York, NY  10036
                     Attention:  Alan Gettner, Esq.
                     Telephone:  212-336-2090

           If to Seller or the Principal Shareholders, to:

                     Creative Beauty Innovations, Inc.
                     2055-C Luna Road
                     Carrollton, Texas  75006
                     Attention:  Mr. Kenneth Laye
                     Telephone:  (972) 241-7546, x364

 or to in each case to such other person or address as a party shall furnish to the other parties hereto in writing in accordance with this subsection.

      9.7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Purchaser, if Purchaser remains bound hereby.

      9.8. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be wholly performed within such state without regard to the laws of conflict that might otherwise apply.

      9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same agreement.

      9.10. Headings. The table of contents and the headings of the sections and subsections of this Agreement (including in the Schedules hereto) are inserted for convenience of the parties only and shall not constitute a part hereof.

      9.11. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), together with the Ancillary Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and replace and supersede all prior written and oral agreements or statements by and between the parties with respect to the subject matter hereof and thereof, and no representation, statement, condition or warranty not contained in this Agreement (including the Exhibits and Schedules attached hereto) and the Ancillary Documents will be binding on the parties thereto or have any force or effect whatsoever.

      9.12. Schedules; Certain References. The Schedules attached hereto are incorporated herein by reference and are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

      9.14. No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective representatives, heirs, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, claim or remedy of any nature whatsoever under or by reason of this Agreement.

      9.15. Interpretation.

      (a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumptions or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any provisions of this Agreement.

      (b) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      (c) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

      9.16. Jurisdiction. Any actions and proceedings arising out of or relating to this Agreement shall be brought in a state or federal court sitting in the County of Dallas, State of Texas, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of such action or proceeding.

                 [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               PURCHASER

                               CARRINGTON LABORATORIES, INC.


                               By: _____________________________
                                   Name:
                                   Title:


                               SELLER

                               CREATIVE BEAUTY INNOVATIONS, INC.


                               By: _____________________________
                                   Name:
                                   Title:


                               PRINCIPAL SHAREHOLDERS, joining this Agreement for purposes of Article VI hereof only:


                               By: _____________________________
                                   Kenneth Laye


                               By: _____________________________
                                   A. Lee Finley